EXHIBIT (a)(5)(A)
Best Prospect Overseas Limited Withdraws Offer for 51% of Hurray!
BEIJING, May 7 /PRNewswire-Asia-FirstCall/ — The following letter from Best Prospect Overseas Limited officially withdrawing their offer to acquire 51% of the outstanding shares of Hurray! Holding Co., Ltd. (Nasdaq: HRAY) was delivered earlier today to Mr. Songzuo Xiang, Chief Executive Officer of Hurray!.
Best Prospect Overseas Limited
May 7, 2009
Mr. Songzuo Xiang
Chief Executive Officer
Hurray! Holding Co., Ltd.
15/F, Tower B, Gateway Plaza
No. 18 Xia Guang Li, North Road
East Third Ring, Chaoyang District
Beijing 100027, China
Dear Mr. Xiang:
We hereby withdraw our offer to acquire 51% of the outstanding shares of Hurray!.
Sincerely,
Jacky C. F. Tung
On behalf of Best Prospect Overseas Limited
SOURCE Best Prospect Overseas Limited
/CONTACT: Xiong Can, Mobile +86-139-1136-9097, or Xiongc@joymedia.cn /
DISCLAIMER: CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements made in the foregoing letter that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “projects”, “intends”, “should”, “seeks”, “estimates”, “future” or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This preliminary communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Hurray! Holding Co., Ltd.’s (“HCL”) American Depository Shares. No tender offer has yet commenced. Any solicitation and offer to buy HCL’s American Depository Shares will only be made pursuant to an offer to purchase and certain related materials that Best Prospect Overseas Limited (“Best Prospect”) may file with the United States Securities and Exchange Commission (“SEC”). Any tender offer materials when filed will contain important information which should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain a free copy of any such materials (when available) and other documents filed by Best Prospect with the SEC at the SEC’s website at www.sec.gov. Any such offer to purchase and related materials may also be obtained (when available) for free by contacting the Information Agent of Best Prospect for any tender offer, who will be identified in any such tender offer documents.